CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14/A of Listed Funds Trust and to the use of our report dated March 1, 2022 on the financial statements and financial highlights of The Medical Fund, The Alternative Income Fund and The Multi-Disciplinary Income Fund, each a series of shares of Kinetics Mutual Funds, Inc. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference into this Pre-Effective Amendment.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 20, 2022